Exhibit 99.1

Palmer Square Capital BDC Announces Second Quarter 2025

Supplemental Dividend of $0.06

MISSION WOODS, Kansas, June 23, 2025 — Palmer Square Capital BDC Inc. (NYSE: PSBD) ("Palmer Square" or the "Company"), an externally managed business development company, today announced that its Board of Directors has declared a second quarter 2025 supplemental dividend of $0.06 per share. Shareholders of record as of June 27, 2025, will receive the supplemental dividend, payable on July 14, 2025.

The supplemental dividend will be paid out of the excess of the Company’s quarterly undistributed net investment income, above the second quarter 2025 base dividend of $0.36 per share, payable on July 14, 2025, to shareholders of record as of June 27, 2025.

About Palmer Square Capital BDC Inc.

Palmer Square Capital BDC Inc. (NYSE: PSBD) is an externally managed, non-diversified closed-end management investment company that primarily lends to and invests in corporate debt loans, including but not limited to large private U.S. companies in the broadly syndicated loan market, as well as the direct large cap private credit market. PSBD has elected to be regulated as a business development company under the Investment Company Act of 1940. PSBD’s investment objective is to maximize total return, comprised of current income and capital appreciation. PSBD’s current investment focus is guided by two strategies that facilitate its investment opportunities and core competencies: (1) investing in corporate debt loans and, to a lesser extent, (2) investing in other debt securities which may include collateralized loan obligation debt and equity. PSBD’s investment activities are managed by its investment adviser, Palmer Square BDC Advisor LLC, an affiliate of Palmer Square Capital Management LLC.

Contacts

Investors
Matt Bloomfield and Jeremy Goff
Palmer Square Capital BDC Inc.
Investors@palmersquarebdc.com

Media
Josh Clarkson
Prosek Partners
PSBD@prosek.com